SEC FILE NO. 70-7926










                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549







                             CERTIFICATE PURSUANT TO

                                     RULE 24

                            OF PARTIAL COMPLETION OF

                                  TRANSACTIONS












                                    GPU, INC.
                      JERSEY CENTRAL POWER & LIGHT COMPANY
                           METROPOLITAN EDISON COMPANY
                          PENNSYLVANIA ELECTRIC COMPANY

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549



--------------------------------------------
                  In the Matter of           :
                                             :
GPU, Inc.                                    :
Jersey Central Power & Light Company         :Certificate Pursuant
Metropolitan Edison Company                  :To Rule 24 of Partial
Pennsylvania Electric Company                :Completion of Transactions
                                             :
                                             :
                  File No. 70-7926           :
                                             :
(Public Utility Holding Company Act of 1935) :
-------------------------------------------- :


To the Members of the Securities and Exchange Commission:

            The undersigned, GPU, Inc. (formerly known as General Public Utilities Corporation) ("GPU"), Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed") and Pennsylvania Electric Company ("Penelec"), collectively referred to as the "GPU Companies", do hereby certify pursuant to Rule 24 of the General Rules and Regulations under the Public Utility Holding Company Act of 1935, that certain of the transactions proposed in the Declaration, as amended, filed in SEC File No. 70-7926, have been carried out in accordance with the terms and conditions of, and for the purposes requested in, said Declaration and pursuant to the Commission's Order, dated March 18, 1992, and Supplemental Orders, dated October 26, 1994, and July 17, 1996, with respect to said Declaration, as follows:
          1. During the period July 1, 1998 through September 30, 1998, the GPU Companies issued no promissory notes representing borrowings under the Amended and Restated Credit Agreement, dated as of July 3, 1996, as amended including by Amendment No. 1 dated as of March 31, 1997, and Amendment No. 2 dated as of May 15, 1998, among the GPU Companies; the banks named therein, and The Chase Manhattan Bank, N.A., as Administrative Agent, Citibank Securities, Inc., as Syndication Agent, and Citicorp Securities, Inc. and Chase Manhattan Bank Securities, Inc., as Arrangers, and no such borrowings were outstanding thereunder at such date.

          2. At the  close of  business  on June 30,  1998,  JCP&L,  Met-Ed  and
Penelec  had  outstanding   unsecured  short-term  promissory  notes  issued  as
commercial paper as follows:

          Company                                   Amount
          -------                                   ------

          JCP&L                                  $40,700,000
          Met-Ed                                  45,800,000
          Penelec                                 53,300,000

          3. During the period July 1,1998 through September 30, 1998, JCP&L, Met-Ed, and Penelec issued and sold (and paid at maturity where such commercial paper matured on or before September 30, 1998) unsecured short-term promissory notes as commercial paper as follows:

JCP&L
-----

Date of Issuance         Maturity Date                  Amount
----------------         -------------                  ------

07/02/98                   07/15/98                    20,000,000
07/02/98                   07/16/98                    21,400,000
07/06/98                   07/20/98                    11,100,000
07/09/98                   07/23/98                    22,200,000
07/10/98                   07/17/98                     6,000,000
07/10/98                   07/20/98                    10,800,000
07/13/98                   07/21/98                    11,900,000
07/14/98                   07/21/98                    12,500,000
07/16/98                   07/24/98                    16,000,000
07/17/98                   07/24/98                     6,000,000
07/17/98                   07/31/98                     6,900,000
07/20/98                   07/27/98                    10,000,000
07/20/98                   07/28/98                    23,300,000
07/22/98                   08/05/98                     3,200,000
07/27/98                   08/03/98                    14,400,000
07/31/98                   08/04/98                     8,000,000
07/31/98                   08/11/98                     8,000,000
08/03/98                   08/13/98                    17,500,000
08/04/98                   08/18/98                     8,400,000

JCP&L cont'd
------------

Date of Issuance         Maturity Date                  Amount
----------------         -------------                  ------

08/05/98                   08/14/98                    15,300,000
08/10/98                   08/17/98                     5,500,000
08/11/98                   08/13/98                     3,100,000
08/12/98                   08/19/98                    13,100,000
08/20/98                   08/24/98                    24,700,000
08/24/98                   08/27/98                    37,600,000
09/02/98                   09/08/98                    20,200,000
09/11/98                   09/18/98                    16,400,000
09/16/98                   09/23/98                     9,600,000
09/18/98                   09/25/98                    14,400,000
09/23/98                   10/02/98                    25,000,000
09/24/98                   09/25/98                    22,300,000

Met-Ed
------

Date of Issuance         Maturity Date                  Amount
----------------         -------------                  ------

07/01/98                   07/08/98                    16,900,000
07/02/98                   07/06/98                    13,000,000
07/06/98                   07/07/98                    16,600,000
07/07/98                   07/09/98                    13,900,000
07/08/98                   07/15/98                    22,000,000
07/09/98                   07/10/98                    10,000,000
07/09/98                   07/16/98                     6,400,000
07/13/98                   07/20/98                    19,900,000
07/14/98                   07/15/98                    10,000,000
07/14/98                   07/21/98                    11,400,000
07/15/98                   07/22/98                    10,700,000
07/16/98                   07/27/98                     8,500,000
07/17/98                   07/24/98                    10,400,000
07/20/98                   07/21/98                    10,000,000
07/20/98                   07/23/98                    10,000,000
07/21/98                   07/28/98                    23,800,000
07/23/98                   08/06/98                    14,800,000
07/27/98                   07/29/98                    14,900,000
07/29/98                   08/05/98                    19,300,000
08/03/98                   08/10/98                     8,200,000
08/05/98                   08/11/98                    10,000,000
08/05/98                   08/12/98                     9,500,000
08/06/98                   08/13/98                    10,600,000
08/10/98                   08/17/98                     5,000,000
08/11/98                   08/12/98                     7,400,000
08/12/98                   08/19/98                    16,100,000
08/13/98                   08/20/98                    11,300,000
08/14/98                   08/17/98                     4,300,000
08/18/98                   08/21/98                    10,900,000
08/21/98                   08/24/98                    10,900,000
08/24/98                   08/28/98                     7,700,000
08/26/98                   09/02/98                    15,500,000
08/26/98                   09/03/98                    19,000,000
08/27/98                   08/28/98                     9,800,000
08/27/98                   08/31/98                    10,000,000
08/28/98                   09/04/98                    16,300,000

Met-Ed cont'd
-------------

Date of Issuance         Maturity Date                  Amount
----------------         -------------                  ------

09/02/98                   09/09/98                    27,900,000
09/04/98                   09/11/98                    16,900,000
09/08/98                   09/14/98                     3,000,000
09/09/98                   09/16/98                    26,800,000
09/16/98                   09/21/98                    13,000,000
09/16/98                   09/23/98                    12,800,000
09/25/98                   09/28/98                    41,800,000

Penelec
-------

Date of Issuance         Maturity Date                  Amount
----------------         -------------                  ------

07/01/98                   07/08/98                    17,200,000
07/02/98                   07/07/98                    28,100,000
07/06/98                   07/14/98                    17,100,000
07/07/98                   07/09/98                     6,200,000
07/08/98                   07/16/98                    14,400,000
07/09/98                   07/14/98                     3,900,000
07/09/98                   07/16/98                     6,000,000
07/13/98                   07/20/98                    29,100,000
07/14/98                   07/21/98                    19,700,000
07/15/98                   07/27/98                     8,100,000
07/16/98                   07/23/98                    18,500,000
07/17/98                   07/24/98                    17,100,000
07/20/98                   07/27/98                     9,600,000
07/21/98                   07/28/98                    20,800,000
07/23/98                   08/06/98                    15,500,000
07/24/98                   07/30/98                    14,000,000
07/27/98                   08/04/98                    20,600,000
07/29/98                   08/07/98                    19,100,000
08/03/98                   08/11/98                    17,400,000
08/04/98                   08/12/98                    18,400,000
08/05/98                   08/13/98                    19,300,000
08/06/98                   08/14/98                    15,600,000
08/07/98                   08/17/98                    15,300,000
08/10/98                   08/18/98                    14,000,000
08/11/98                   08/19/98                    16,100,000
08/12/98                   08/20/98                    14,800,000
08/13/98                   08/21/98                    14,500,000
08/17/98                   08/24/98                    16,700,000
08/18/98                   08/25/98                    12,400,000
08/24/98                   08/31/98                     9,400,000
08/25/98                   09/01/98                    11,200,000
08/26/98                   09/02/98                    12,700,000
08/26/98                   09/03/98                    20,000,000
08/27/98                   09/04/98                    20,900,000
08/28/98                   09/11/98                    10,000,000
08/28/98                   09/11/98                     1,900,000
09/01/98                   09/09/98                    22,700,000
09/02/98                   09/10/98                    20,700,000
09/04/98                   09/14/98                    18,400,000
09/08/98                   09/15/98                    13,500,000
09/09/98                   09/16/98                    21,600,000

Penelec cont'd
--------------

Date of Issuance         Maturity Date                  Amount
----------------         -------------                  ------

09/16/98                   09/23/98                    19,000,000
09/25/98                   09/28/98                    29,300,000


      To summarize the above transactions, at September 30, 1998, JCP&L, Met-Ed and Penelec had outstanding unsecured short-term promissory notes issued as commercial paper as follows:

            Company                                 Amount
            -------                                 ------

            JCP&L                               $ 25,000,000
            Met-Ed                                    0
            Penelec                                   0

      4. At the close of business on June 30, 1998, the GPU Companies had outstanding unsecured short-term promissory notes representing bank borrowings under informal bank lines, as follows:

            Company                                 Amount
            -------                                 ------

            GPU                                 $127,000,000
            JCP&L                                126,400,000
            Met-Ed                                31,100,000
            Penelec                               55,600,000

     During the period July 1,1998 through September 30,1998, the GPU Companies issued unsecured promissory notes representing bank borrowings under informal bank lines of credit as follows:

GPU
---

Issue
Date          Bank                                    Amount          Maturity
----          ----                                    ------          --------

07/01/98       PNC Bank                              $1,000,000      07/08/98
07/02/98       Banca Popolare di Milano              12,000,000      07/13/98
07/02/98       First Union National Bank              4,700,000      07/13/98
07/02/98       Sumitomo Bank                         15,000,000      07/07/98
07/06/98       Banca Popolare di Milano               8,300,000      07/14/98
07/06/98       Sumitomo Bank                          7,800,000      07/13/98

GPU cont'd
----------

Issue
Date           Bank                                    Amount        Maturity
----           ----                                    ------        --------

07/07/98       Bank of New York                       4,300,000      07/08/98
07/07/98       Chase Manhattan Bank                  18,200,000      07/16/98
07/07/98       Morgan Guaranty Trust Co.             20,000,000      07/17/98
07/08/98       First Union National Bank              3,000,000      07/14/98
07/08/98       Sumitomo Bank                         17,200,000      07/15/98
07/09/98       Banca Popolare di Milano               5,900,000      07/23/98
07/09/98       PNC Bank                               4,500,000      07/14/98
07/09/98       Summit Bank                            4,700,000      07/23/98
07/10/98       First Union National Bank             18,300,000      07/24/98
07/10/98       PNC Bank                               2,700,000      07/15/98
07/13/98       Banca Popolare di Milano              12,000,000      07/20/98
07/13/98       Bank of New York                       4,700,000      07/14/98
07/13/98       Sumitomo Bank                          7,800,000      07/20/98
07/14/98       Banca Popolare di Milano               8,300,000      07/21/98
07/14/98       PNC Bank                              12,300,000      07/21/98
07/15/98       First Union National Bank              7,700,000      07/23/98
07/15/98       Sumitomo Bank                         12,200,000      07/22/98
07/16/98       Chase Manhattan Bank                  10,200,000      07/30/98
07/16/98       Chase Manhattan Bank                   8,000,000      07/22/98
07/17/98       PNC Bank                              20,000,000      07/27/98
07/20/98       Banca Popolare di Milano              12,000,000      08/03/98
07/20/98       Morgan Guaranty Trust Co.              7,900,000      07/28/98
07/21/98       Banca Popolare di Milano               8,300,000      08/11/98
07/21/98       Chase Manhattan Bank                   1,800,000      08/11/98
07/21/98       Sumitomo Bank                         10,600,000      07/28/98
07/22/98       Banca Popolare di Milano               3,800,000      07/29/98
07/22/98       PNC Bank                              11,700,000      07/29/98
07/22/98       Sumitomo Bank                          4,600,000      07/29/98
07/23/98       CIBC                                  18,300,000      08/04/98
07/24/98       First Union National Bank                100,000      07/27/98
07/24/98       Sumitomo Bank                          9,800,000      07/31/98
07/24/98       Summit Bank                            8,400,000      07/31/98
07/27/98       First Union National Bank             10,000,000      07/30/98
07/27/98       First Union National Bank              9,900,000      08/05/98
07/28/98       Morgan Guaranty Trust Co.             18,500,000      08/06/98
07/29/98       Chase Manhattan Bank                   8,000,000      08/07/98
07/29/98       First Union National Bank              6,100,000      08/07/98
07/29/98       Summit Bank                            6,200,000      08/05/98
07/30/98       Banca Popolare di Milano               3,800,000      08/10/98
07/30/98       Chase Manhattan Bank                  10,200,000      08/10/98
07/30/98       First Union National Bank              6,000,000      08/10/98
07/31/98       First Union National Bank              4,600,000      08/11/98
07/31/98       Summit Bank                           13,800,000      08/12/98
08/03/98       Banca Popolare di Milano              11,300,000      08/13/98
08/03/98       Sumitomo Bank                          1,000,000      08/07/98
08/04/98       Sumitomo Bank                         18,400,000      08/14/98
08/05/98       First Union National Bank              4,300,000      08/13/98
08/05/98       Sumitomo Bank                          5,600,000      08/12/98
08/05/98       Summit Bank                            6,200,000      08/19/98
08/06/98       First Union National Bank             13,200,000      08/17/98
08/06/98       First Union National Bank              5,600,000      08/17/98
08/07/98       Chase Manhattan Bank                   8,000,000      08/18/98

GPU cont'd
----------

Issue
Date          Bank                                    Amount          Maturity
----          ----                                    ------          --------

08/07/98       PNC Bank                               7,200,000      08/18/98
08/10/98       Banca Popolare di Milano              10,400,000      08/24/98
08/10/98       First Union National Bank              9,600,000      08/24/98
08/11/98       Banca Popolare di Milano               8,300,000      08/25/98
08/11/98       PNC Bank                               5,400,000      08/18/98
08/11/98       Sumitomo Bank                          1,000,000      08/18/98
08/12/98       Chase Manhattan Bank                  12,000,000      08/19/98
08/12/98       First Union National Bank              5,200,000      08/20/98
08/12/98       Sumitomo Bank                          2,300,000      08/20/98
08/13/98       PNC Bank                              15,600,000      08/20/98
08/14/98       Banca Popolare di Milano              11,300,000      08/21/98
08/14/98       Summit Bank                            7,400,000      08/21/98
08/17/98       First Union National Bank             11,200,000      08/25/98
08/17/98       Sumitomo Bank                          1,000,000      08/21/98
08/17/98       Summit Bank                            6,400,000      08/26/98
08/18/98       Chase Manhattan Bank                   8,000,000      08/27/98
08/18/98       PNC Bank                              13,600,000      08/26/98
08/19/98       PNC Bank                              11,800,000      08/28/98
08/19/98       Summit Bank                            6,200,000      08/27/98
08/20/98       Chase Manhattan Bank                  12,000,000      08/31/98
08/20/98       Chase Manhattan Bank                   6,200,000      08/31/98
08/20/98       First Union National Bank              5,200,000      08/31/98
08/21/98       Banca Popolare di Milano               6,700,000      08/26/98
08/21/98       Sumitomo Bank                         13,000,000      08/26/98
08/24/98       Banca Popolare di Milano              15,000,000      08/26/98
08/24/98       First Union National Bank              5,200,000      08/26/98
08/25/98       Banca Popolare di Milano               8,300,000      08/26/98
08/25/98       Sumitomo Bank                         10,400,000      08/26/98
08/26/98       First Union National Bank             13,900,000      09/02/98
08/26/98       Summit Bank                            5,700,000      09/02/98
08/27/98       CIBC                                   6,500,000      09/01/98
08/27/98       Summit Bank                            6,200,000      09/01/98
08/28/98       Chase Manhattan Bank                  11,700,000      09/04/98
08/31/98       First Union National Bank              5,200,000      09/03/98
08/31/98       First Union National Bank             10,200,000      09/03/98
08/31/98       Summit Bank                            8,100,000      09/03/98
09/01/98       Chase Manhattan Bank                  11,700,000      09/08/98
09/01/98       Credit Agricole                        1,000,000      09/08/98
09/01/98       Summit Bank                            3,000,000      09/08/98
09/02/98       First Union National Bank             13,700,000      09/09/98
09/02/98       Summit Bank                            5,900,000      09/09/98
09/03/98       Sumitomo Bank                         23,500,000      09/10/98
09/04/98       Banca Popolare di Milano              11,700,000      09/11/98
09/08/98       Chase Manhattan Bank                  12,000,000      09/14/98
09/08/98       Summit Bank                            4,000,000      09/14/98
09/09/98       First Union National Bank              3,400,000      09/16/98
09/09/98       Summit Bank                           16,000,000      09/16/98
09/10/98       Chase Manhattan Bank                   8,000,000      09/17/98
09/10/98       Sumitomo Bank                         15,500,000      09/17/98
09/11/98       Bank of New York                      11,800,000      09/14/98
09/14/98       Bank of New York                      15,800,000      09/15/98
09/14/98       Chase Manhattan Bank                  12,000,000      09/21/98

GPU cont'd
----------

Issue
Date           Bank                                    Amount        Maturity
----           ----                                    ------        --------

09/15/98       Banca Popolare di Milano              15,800,000      09/22/98
09/16/98       Fuji Bank                              3,500,000      09/17/98
09/16/98       Summit Bank                           16,000,000      09/23/98
09/17/98       Chase Manhattan Bank                   8,000,000      10/01/98
09/17/98       Chase Manhattan Bank                   2,800,000      09/21/98
09/17/98       Sumitomo Bank                         16,200,000      09/18/98
09/18/98       Banca Popolare di Milano              14,200,000      09/25/98
09/18/98       Sumitomo Bank                          2,000,000      09/21/98
09/21/98       Chase Manhattan Bank                  12,000,000      09/24/98
09/21/98       First Union National Bank              4,100,000      09/24/98
09/22/98       Banca Popolare di Milano              15,100,000      10/06/98
09/22/98       Bank of New York                       1,000,000      09/23/98
09/23/98       Credit Agricole                       16,700,000      10/02/98
09/24/98       Chase Manhattan Bank                  12,000,000      09/25/98
09/24/98       First Union National Bank              4,300,000      09/25/98
09/25/98       Banca Popolare di Milano              14,900,000      09/28/98
09/25/98       Chase Manhattan Bank                  14,900,000      09/28/98
09/28/98       Banca Popolare di Milano              14,900,000      09/29/98
09/28/98       PNC Bank                              14,900,000      10/13/98
09/29/98       PNC Bank                               4,900,000      10/13/98
09/29/98       Sumitomo Bank                         10,000,000      09/30/98
09/30/98       Bank of PA                            10,500,000      10/01/98

JCP&L
-----

Issue
Date          Bank                                     Amount         Maturity
----          ----                                     ------         --------

07/01/98       Bank of New York                      14,300,000      07/02/98
07/01/98       Chase Manhattan Bank                  24,800,000      07/08/98
07/02/98       Sumitomo Bank                          2,700,000      07/06/98
07/07/98       Morgan Guaranty Trust Co.             14,800,000      07/17/98
07/08/98       Banca Popolare di Milano               3,800,000      07/22/98
07/08/98       Summit Bank                           15,300,000      07/22/98
07/15/98       Chase Manhattan Bank                  20,000,000      07/29/98
07/15/98       Morgan Guaranty Trust Co.             13,500,000      07/27/98
07/21/98       Chase Manhattan Bank                  15,500,000      07/30/98
07/22/98       Chase Manhattan Bank                  14,500,000      08/05/98
07/23/98       Banca Popolare di Milano               5,900,000      08/10/98
07/23/98       Citibank                               8,900,000      08/11/98
07/24/98       Morgan Guaranty Trust Co.             16,800,000      08/07/98
07/28/98       Morgan Guaranty Trust Co.              9,000,000      08/04/98
07/29/98       Chase Manhattan Bank                  15,500,000      08/06/98
07/30/98       Chase Manhattan Bank                   2,700,000      08/10/98
07/30/98       First Union National Bank             10,100,000      08/10/98
07/31/98       Chase Manhattan Bank                  17,300,000      08/12/98
07/31/98       Merchants National Bank of Bangor        300,000      08/13/98
08/06/98       Chase Manhattan Bank                   4,800,000      08/17/98
08/06/98       Chase Manhattan Bank                   5,000,000      08/14/98
08/07/98       Morgan Guaranty Trust Co.              9,600,000      08/17/98
08/10/98       Chase Manhattan Bank                   7,700,000      08/24/98
08/13/98       Chase Manhattan Bank                  14,000,000      08/20/98

JCP&L cont'd
------------

Issue
Date          Bank                                     Amount         Maturity
----          ----                                     ------         --------

08/14/98       Citibank                              12,800,000      08/21/98
08/17/98       Sumitomo Bank                          8,700,000      08/21/98
08/17/98       Sumitomo Bank                         12,000,000      08/24/98
08/21/98       Chase Manhattan Bank                  19,600,000      08/25/98
08/25/98       First Union National Bank              6,900,000      08/28/98
08/26/98       Banca Popolare di Milano              30,000,000      09/04/98
08/26/98       Chase Manhattan Bank                  31,200,000      09/03/98
08/26/98       Sumitomo Bank                         17,500,000      08/28/98
08/26/98       Summit Bank                            8,100,000      08/31/98
08/27/98       Chase Manhattan Bank                   8,000,000      09/10/98
08/27/98       CIBC                                  13,500,000      09/02/98
08/27/98       First Union National Bank             14,000,000      09/03/98
08/28/98       First Union National Bank              6,900,000      09/11/98
08/28/98       First Union National Bank              5,700,000      09/11/98
08/28/98       Mellon Bank                           11,500,000      09/11/98
09/01/98       Summit Bank                            3,000,000      09/08/98
09/03/98       Chase Manhattan Bank                  18,300,000      09/09/98
09/03/98       Morgan Guaranty Trust Co.             25,000,000      09/14/98
09/04/98       Banca Popolare di Milano              18,300,000      09/15/98
09/04/98       Chase Manhattan Bank                   5,900,000      09/15/98
09/08/98       Chase Manhattan Bank                  18,000,000      09/16/98
09/09/98       First Union National Bank             12,600,000      09/17/98
09/10/98       Morgan Guaranty Trust Co.              4,600,000      09/17/98
09/14/98       Morgan Guaranty Trust Co.             15,000,000      09/28/98
09/15/98       Banca Popolare di Milano               2,500,000      09/18/98
09/15/98       Chase Manhattan Bank                  17,200,000      09/21/98
09/15/98       First Union National Bank             30,000,000      09/22/98
09/15/98       First Union National Bank              3,000,000      09/21/98
09/15/98       Summit Bank                            4,000,000      09/18/98
09/17/98       Morgan Guaranty Trust Co.              7,600,000      09/24/98
09/21/98       Chase Manhattan Bank                  11,400,000      09/29/98
09/21/98       First Union National Bank             21,900,000      09/24/98
09/22/98       Bank of New York                       3,800,000      09/23/98
09/22/98       Chase Manhattan Bank                  15,000,000      09/23/98
09/23/98       Bank of New York                       1,000,000      09/24/98
09/25/98       Chase Manhattan Bank                   8,600,000      09/28/98
09/25/98       Sumitomo Bank                         25,000,000      09/28/98
09/28/98       Chase Manhattan Bank                  12,000,000      10/09/98
09/28/98       First Union National Bank             26,000,000      10/05/98
09/28/98       PNC Bank                               3,600,000      10/13/98
09/30/98       Chase Manhattan Bank                   5,900,000      10/01/98

Met-Ed
------

Issue
Date          Bank                                      Amount        Maturity
----          ----                                      ------        --------

07/07/98       Morgan Guaranty Trust Co.              8,000,000      07/14/98
07/10/98       Morgan Guaranty Trust Co.             12,500,000      07/17/98
07/22/98       Sumitomo Bank                          9,800,000      07/23/98
07/24/98       First Union National Bank              8,700,000      07/27/98
07/28/98       Morgan Guaranty Trust Co.             20,400,000      08/04/98

Met-Ed cont'd
-------------

Issue
Date          Bank                                      Amount        Maturity
----          ----                                      ------        --------

07/31/98       Morgan Guaranty Trust Co.              8,900,000      08/07/98
08/04/98       Morgan Guaranty Trust Co.             18,700,000      08/18/98
08/07/98       Morgan Guaranty Trust Co.              6,700,000      08/14/98
08/19/98       Morgan Guaranty Trust Co.             13,200,000      08/26/98
08/20/98       First Union National Bank                200,000      08/27/98
08/20/98       Morgan Guaranty Trust Co.             16,700,000      08/27/98
08/26/98       Merchants National Bank of Bangor      1,000,000      09/10/98
08/31/98       Chase Manhattan Bank                   7,400,000      09/08/98
09/03/98       Morgan Guaranty Trust Co.             18,100,000      09/10/98
09/10/98       Morgan Guaranty Trust Co.             18,600,000      09/17/98
09/11/98       Bank of New York                      10,000,000      09/14/98
09/11/98       First Union National Bank              7,000,000      09/18/98
09/14/98       Chase Manhattan Bank                   7,800,000      09/28/98
09/15/98       Union Bank of Switzerland             11,400,000      09/22/98
09/17/98       Morgan Guaranty Trust Co.             17,400,000      09/24/98
09/18/98       First Union National Bank              5,600,000      09/21/98
09/18/98       Mellon Bank                            3,800,000      09/25/98
09/21/98       Chase Manhattan Bank                  18,400,000      09/25/98
09/22/98       Bank of New York                      13,100,000      09/23/98
09/23/98       Chase Manhattan Bank                   7,200,000      09/30/98
09/23/98       Summit Bank                           20,000,000      10/02/98
09/24/98       First Union National Bank              6,100,000      09/25/98
09/24/98       Sumitomo Bank                         10,600,000      09/25/98
09/28/98       Chase Manhattan Bank                  20,000,000      09/29/98
09/28/98       PNC Bank                              26,200,000      10/13/98
09/29/98       PNC Bank                              21,200,000      10/06/98
09/30/98       Morgan Guaranty Trust Co.              5,000,000      10/07/98
09/30/98       PNC Bank                               3,800,000      10/07/98

Penelec
-------

Issue
Date          Bank                                      Amount        Maturity
----          ----                                      ------        --------

07/07/98       Morgan Guaranty Trust Co.             20,000,000      07/15/98
07/10/98       Morgan Guaranty Trust Co.             19,300,000      07/17/98
07/15/98       Morgan Guaranty Trust Co.             20,700,000      07/22/98
07/20/98       Morgan Guaranty Trust Co.             10,000,000      07/31/98
07/22/98       Chase Manhattan Bank                   8,000,000      07/29/98
07/22/98       Morgan Guaranty Trust Co.             12,400,000      07/29/98
07/28/98       Morgan Guaranty Trust Co.             20,500,000      08/05/98
07/30/98       Chase Manhattan Bank                   4,900,000      08/03/98
07/30/98       Chase Manhattan Bank                   8,000,000      08/03/98
07/31/98       Morgan Guaranty Trust Co.             20,800,000      08/10/98
08/10/98       First Union National Bank              1,300,000      08/17/98
08/14/98       Chase Manhattan Bank                  12,600,000      08/28/98
08/19/98       Morgan Guaranty Trust Co.             12,000,000      08/26/98
08/20/98       Morgan Guaranty Trust Co.             16,700,000      08/27/98
08/31/98       Chase Manhattan Bank                   5,400,000      09/08/98
09/03/98       Morgan Guaranty Trust Co.             12,100,000      09/08/98
09/03/98       Morgan Guaranty Trust Co.              7,000,000      09/11/98
09/10/98       Morgan Guaranty Trust Co.             16,300,000      09/17/98

Penelec cont'd
--------------

Issue
Date          Bank                                      Amount        Maturity
----          ----                                      ------        --------

09/11/98       Banca Popolare di Milano              11,700,000      09/18/98
09/11/98       Sumitomo Bank                          8,800,000      09/18/98
09/14/98       Morgan Guaranty Trust Co.             15,400,000      09/28/98
09/15/98       Chase Manhattan Bank                  15,000,000      09/22/98
09/15/98       PNC Bank                              15,400,000      09/21/98
09/17/98       Morgan Guaranty Trust Co.             13,000,000      09/24/98
09/18/98       Mellon Bank                           16,200,000      09/25/98
09/21/98       Chase Manhattan Bank                   1,000,000      09/24/98
09/22/98       Bank of New York                      14,100,000      09/23/98
09/22/98       Sumitomo Bank                          2,500,000      09/23/98
09/23/98       Chase Manhattan Bank                   3,800,000      09/24/98
09/23/98       First Union National Bank             30,000,000      10/05/98
09/24/98       Sumitomo Bank                         14,400,000      09/25/98
09/28/98       Morgan Guaranty Trust Co.             21,800,000      10/06/98
09/28/98       Sumitomo Bank                         25,000,000      09/29/98
09/29/98       Banca Popolare di Milano              14,900,000      10/13/98
09/29/98       Sumitomo Bank                         12,700,000      09/30/98
09/30/98       Chase Manhattan Bank                   7,900,000      10/01/98
09/30/98       Morgan Guaranty Trust Co.              5,000,000      10/07/98



           Each such unsecured promissory note bears interest at a rate (after giving effect to any fees or compensating balance requirements) not exceeding 125% of the greater of (A) the lending bank's prime rate for commercial borrowings in effect from time to time, and (B) the Federal Funds Rate plus 1/2 of 1%, as in effect at the date of borrowing.

      During the period of July 1, 1998 through September 30, 1998, the Companies repaid unsecured promissory notes issued to banks, as follows:

GPU
---

Date        Bank                                        Amount
----        ----                                        ------

07/02/98    Banca Popolare di Milano                   12,000,000
07/02/98    Chase Manhattan Bank                       18,200,000
07/02/98    Merchants National Bank of Bangor             100,000
07/02/98    Merchants National Bank of Bangor             500,000
07/06/98    First Union National Bank                   9,800,000
07/06/98    Sumitomo Bank                               7,300,000
07/07/98    Bank of New York                            2,400,000
07/07/98    PNC Bank                                   25,800,000
07/07/98    Sumitomo Bank                              15,000,000
07/08/98    Bank of New York                            4,300,000
07/08/98    First Union National Bank                  14,900,000
07/08/98    PNC Bank                                    1,000,000
07/09/98    PNC Bank                                   15,000,000
07/10/98    PNC Bank                                   21,000,000
07/13/98    Banca Popolare di Milano                   12,000,000
07/13/98    First Union National Bank                   4,700,000
07/13/98    Sumitomo Bank                               7,800,000
07/14/98    Banca Popolare di Milano                    8,300,000
07/14/98    Bank of New York                            4,700,000
07/14/98    First Union National Bank                   3,000,000
07/14/98    PNC Bank                                    4,500,000
07/15/98    PNC Bank                                    2,700,000
07/15/98    Sumitomo Bank                              17,200,000
07/16/98    Chase Manhattan Bank                       18,200,000
07/17/98    Morgan Guaranty Trust Co. Trust            20,000,000
07/20/98    Banca Popolare di Milano                   12,000,000
07/20/98    Sumitomo Bank                               7,800,000
07/21/98    Banca Popolare di Milano                    8,300,000
07/21/98    PNC Bank                                   12,300,000
07/22/98    Chase Manhattan Bank                        8,000,000
07/22/98    Sumitomo Bank                              12,200,000
07/23/98    Banca Popolare di Milano                    5,900,000
07/23/98    First Union National Bank                   7,700,000
07/23/98    Summit Bank                                 4,700,000
07/24/98    First Union National Bank                  18,300,000
07/27/98    First Union National Bank                     100,000
07/27/98    PNC Bank                                   20,000,000
07/28/98    Morgan Guaranty Trust Co. Trust             7,900,000
07/28/98    Sumitomo Bank                              10,600,000
07/29/98    Banca Popolare di Milano                    3,800,000
07/29/98    PNC Bank                                   11,700,000
07/29/98    Sumitomo Bank                               4,600,000
07/30/98    Chase Manhattan Bank                       10,200,000
07/30/98    First Union National Bank                  10,000,000
07/31/98    Sumitomo Bank                               9,800,000
07/31/98    Summit Bank                                 8,400,000
08/03/98    Banca Popolare di Milano                   12,000,000
08/04/98    CIBC                                       18,300,000
08/05/98    First Union National Bank                   9,900,000
08/05/98    Summit Bank                                 6,200,000
08/06/98    Morgan Guaranty Trust Co.                  18,500,000
08/07/98    Chase Manhattan Bank                        8,000,000
08/07/98    First Union National Bank                   6,100,000
08/07/98    Sumitomo Bank                               1,000,000

GPU
---

Date         Bank                                          Amount
----         ----                                          ------

08/10/98    Banca Popolare di Milano                    3,800,000
08/10/98    Chase Manhattan Bank                       10,200,000
08/10/98    First Union National Bank                   6,000,000
08/11/98    Banca Popolare di Milano                    8,300,000
08/11/98    Chase Manhattan Bank                        1,800,000
08/11/98    First Union National Bank                   4,600,000
08/12/98    Sumitomo Bank                               5,600,000
08/12/98    Summit Bank                                13,800,000
08/13/98    Banca Popolare di Milano                   11,300,000
08/13/98    First Union National Bank                   4,300,000
08/14/98    Sumitomo Bank                              18,400,000
08/17/98    First Union National Bank                  13,200,000
08/17/98    First Union National Bank                   5,600,000
08/18/98    Chase Manhattan Bank                        8,000,000
08/18/98    PNC Bank                                    7,200,000
08/18/98    PNC Bank                                    5,400,000
08/18/98    Sumitomo Bank                               1,000,000
08/19/98    Chase Manhattan Bank                       12,000,000
08/19/98    Summit Bank                                 6,200,000
08/20/98    First Union National Bank                   5,200,000
08/20/98    PNC Bank                                   15,600,000
08/20/98    Sumitomo Bank                               2,300,000
08/21/98    Banca Popolare di Milano                   11,300,000
08/21/98    Sumitomo Bank                               1,000,000
08/21/98    Summit Bank                                 7,400,000
08/24/98    Banca Popolare di Milano                   10,400,000
08/24/98    First Union National Bank                   9,600,000
08/25/98    Banca Popolare di Milano                    8,300,000
08/25/98    First Union National Bank                  11,200,000
08/26/98    Banca Popolare di Milano                   15,000,000
08/26/98    Banca Popolare di Milano                    8,300,000
08/26/98    Banca Popolare di Milano                    6,700,000
08/26/98    First Union National Bank                   5,200,000
08/26/98    PNC Bank                                   13,600,000
08/26/98    Sumitomo Bank                              10,400,000
08/26/98    Sumitomo Bank                              13,000,000
08/26/98    Summit Bank                                 6,400,000
08/27/98    Chase Manhattan Bank                        8,000,000
08/27/98    Summit Bank                                 6,200,000
08/28/98    PNC Bank                                   11,800,000
08/31/98    Chase Manhattan Bank                       12,000,000
08/31/98    Chase Manhattan Bank                        6,200,000
08/31/98    First Union National Bank                   5,200,000
09/01/98    CIBC                                        6,500,000
09/01/98    Summit Bank                                 6,200,000
09/02/98    First Union National Bank                  13,900,000
09/02/98    Summit Bank                                 5,700,000
09/03/98    First Union National Bank                   5,200,000
09/03/98    First Union National Bank                  10,200,000
09/03/98    Summit Bank                                 8,100,000
09/04/98    Chase Manhattan Bank                       11,700,000
09/08/98    Chase Manhattan Bank                       11,700,000
09/08/98    Credit Agricole                             1,000,000

GPU
---

Date         Bank                                          Amount
----         ----                                          ------

09/08/98    Summit Bank                                 3,000,000
09/09/98    First Union National Bank                  13,700,000
09/09/98    Summit Bank                                 5,900,000
09/10/98    Sumitomo Bank                              23,500,000
09/11/98    Banca Popolare di Milano                   11,700,000
09/14/98    Bank of New York                           11,800,000
09/14/98    Chase Manhattan Bank                       12,000,000
09/14/98    Summit Bank                                 4,000,000
09/15/98    Bank of New York                           15,800,000
09/16/98    First Union National Bank                   3,400,000
09/16/98    Summit Bank                                16,000,000
09/17/98    Chase Manhattan Bank                        8,000,000
09/17/98    Fuji Bank                                   3,500,000
09/17/98    Sumitomo Bank                              15,500,000
09/18/98    Sumitomo Bank                              16,200,000
09/21/98    Chase Manhattan Bank                       12,000,000
09/21/98    Chase Manhattan Bank                        2,800,000
09/21/98    Sumitomo Bank                               2,000,000
09/22/98    Banca Popolare di Milano                   15,800,000
09/23/98    Bank of New York                            1,000,000
09/23/98    Summit Bank                                16,000,000
09/24/98    Chase Manhattan Bank                       12,000,000
09/24/98    First Union National Bank                   4,100,000
09/25/98    Banca Popolare di Milano                   14,200,000
09/25/98    Chase Manhattan Bank                       12,000,000
09/25/98    First Union National Bank                   4,300,000
09/28/98    Banca Popolare di Milano                   14,900,000
09/28/98    Chase Manhattan Bank                       14,900,000
09/29/98    Banca Popolare di Milano                   14,900,000
09/30/98    Sumitomo Bank                              10,000,000

JCP&L
-----

 Date      Bank                                          Amount
 ----      ----                                          ------

07/01/98    CIBC                                       20,000,000
07/01/98    Citibank                                   10,300,000
07/02/98    Bank of New York                           14,300,000
07/02/98    Union Bank of Switzerland                  10,000,000
07/06/98    Bank of PA                                 12,600,000
07/06/98    Sumitomo Bank                               2,700,000
07/07/98    Citibank                                    4,700,000
07/07/98    Union Bank of Switzerland                  10,900,000
07/08/98    Chase Manhattan Bank                       24,800,000
07/08/98    First Union National Bank                   6,400,000
07/09/98    Chase Manhattan Bank                       26,600,000
07/10/98    Morgan Guaranty Trust Co.                  23,100,000
07/13/98    Chase Manhattan Bank                        1,800,000
07/17/98    Morgan Guaranty Trust Co.                  14,800,000
07/22/98    Banca Popolare di Milano                    3,800,000
07/22/98    Summit Bank                                15,300,000
07/27/98    Morgan Guaranty Trust Co.                  13,500,000
07/29/98    Chase Manhattan Bank                       20,000,000

JCP&L
-----

 Date      Bank                                          Amount
 ----      ----                                          ------

07/30/98    Chase Manhattan Bank                       15,500,000
08/04/98    Morgan Guaranty Trust Co.                   9,000,000
08/05/98    Chase Manhattan Bank                       14,500,000
08/06/98    Chase Manhattan Bank                       15,500,000
08/07/98    Morgan Guaranty Trust Co.                  16,800,000
08/10/98    Banca Popolare di Milano                    5,900,000
08/10/98    Chase Manhattan Bank                        2,700,000
08/10/98    First Union National Bank                  10,100,000
08/11/98    Citibank                                    8,900,000
08/12/98    Chase Manhattan Bank                       17,300,000
08/13/98    Merchants National Bank of Bangor             300,000
08/14/98    Chase Manhattan Bank                        5,000,000
08/17/98    Chase Manhattan Bank                        4,800,000
08/17/98    Morgan Guaranty Trust Co.                   9,600,000
08/20/98    Chase Manhattan Bank                       14,000,000
08/21/98    Citibank                                   12,800,000
08/21/98    Sumitomo Bank                               8,700,000
08/24/98    Chase Manhattan Bank                        7,700,000
08/24/98    Sumitomo Bank                              12,000,000
08/25/98    Chase Manhattan Bank                       19,600,000
08/28/98    First Union National Bank                   6,900,000
08/28/98    Sumitomo Bank                              17,500,000
08/31/98    Summit Bank                                 8,100,000
09/02/98    CIBC                                       13,500,000
09/03/98    Chase Manhattan Bank                       31,200,000
09/03/98    First Union National Bank                  14,000,000
09/04/98    Banca Popolare di Milano                   30,000,000
09/08/98    Summit Bank                                 3,000,000
09/09/98    Chase Manhattan Bank                       18,300,000
09/10/98    Chase Manhattan Bank                        8,000,000
09/11/98    First Union National Bank                   6,900,000
09/11/98    First Union National Bank                   5,700,000
09/11/98    Mellon Bank                                11,500,000
09/14/98    Morgan Guaranty Trust Co.                  25,000,000
09/15/98    Banca Popolare di Milano                   18,300,000
09/15/98    Chase Manhattan Bank                        5,900,000
09/16/98    Chase Manhattan Bank                       18,000,000
09/17/98    First Union National Bank                  12,600,000
09/17/98    Morgan Guaranty Trust Co.                   4,600,000
09/18/98    Banca Popolare di Milano                    2,500,000
09/18/98    Summit Bank                                 4,000,000
09/21/98    Chase Manhattan Bank                       17,200,000
09/21/98    First Union National Bank                   3,000,000
09/22/98    First Union National Bank                  30,000,000
09/23/98    Bank of New York                            3,800,000
09/23/98    Chase Manhattan Bank                       15,000,000
09/24/98    Bank of New York                            1,000,000
09/24/98    First Union National Bank                  21,900,000
09/24/98    Morgan Guaranty Trust Co.                   7,600,000
09/28/98    Chase Manhattan Bank                        8,600,000
09/28/98    Morgan Guaranty Trust Co.                  15,000,000
09/28/98    Sumitomo Bank                              25,000,000
09/29/98    Chase Manhattan Bank                       11,400,000

Met-Ed
------

 Date      Bank                                           Amount
 ----      ----                                           ------

07/06/98    Banca Popolare di Milano                    8,300,000
07/07/98    Banca Popolare di Milano                    3,900,000
07/08/98    PNC Bank                                    9,200,000
07/09/98    Summit Bank                                 4,700,000
07/10/98    Morgan Guaranty Trust Co.                   5,000,000
07/14/98    Morgan Guaranty Trust Co.                   8,000,000
07/17/98    Morgan Guaranty Trust Co.                  12,500,000
07/23/98    Sumitomo Bank                               9,800,000
07/27/98    First Union National Bank                   8,700,000
08/04/98    Morgan Guaranty Trust Co.                  20,400,000
08/07/98    Morgan Guaranty Trust Co.                   8,900,000
08/14/98    Morgan Guaranty Trust Co.                   6,700,000
08/18/98    Morgan Guaranty Trust Co.                  18,700,000
08/26/98    Morgan Guaranty Trust Co.                  13,200,000
08/27/98    First Union National Bank                     200,000
08/27/98    Morgan Guaranty Trust Co.                  16,700,000
09/08/98    Chase Manhattan Bank Bank                   7,400,000
09/10/98    Merchants National Bank of Bangor           1,000,000
09/10/98    Morgan Guaranty Trust Co.                  18,100,000
09/14/98    Bank of New York                           10,000,000
09/17/98    Morgan Guaranty Trust Co.                  18,600,000
09/18/98    First Union National Bank                   7,000,000
09/21/98    First Union National Bank                   5,600,000
09/22/98    Union Bank of Switzerland                  11,400,000
09/23/98    Bank of New York                           13,100,000
09/24/98    Morgan Guaranty Trust Co.                  17,400,000
09/25/98    Chase Manhattan Bank Bank                  18,400,000
09/25/98    First Union National Bank                   6,100,000
09/25/98    Mellon Bank                                 3,800,000
09/25/98    Sumitomo Bank                              10,600,000
09/28/98    Chase Manhattan Bank Bank                   7,800,000
09/29/98    Chase Manhattan Bank Bank                  20,000,000
09/30/98    Chase Manhattan Bank Bank                   7,200,000

Penelec
-------

 Date       Bank                                         Amount
 ----       ----                                         ------

07/02/98    First Union National Bank                  20,200,000
07/02/98    First Union National Bank                   4,700,000
07/09/98    Banca Popolare di Milano                    5,800,000
07/10/98    Morgan Guaranty Trust Co.                  20,800,000
07/13/98    Union Bank of Switzerland                   4,100,000
07/15/98    Morgan Guaranty Trust Co.                  20,000,000
07/17/98    Morgan Guaranty Trust Co.                  19,300,000
07/22/98    Morgan Guaranty Trust Co.                  20,700,000
07/29/98    Chase Manhattan Bank                        8,000,000
07/29/98    Morgan Guaranty Trust Co.                  12,400,000
07/31/98    Morgan Guaranty Trust Co.                  10,000,000
08/03/98    Chase Manhattan Bank                        4,900,000
08/03/98    Chase Manhattan Bank                        8,000,000
08/05/98    Morgan Guaranty Trust Co.                  20,500,000
08/10/98    Morgan Guaranty Trust Co.                  20,800,000

Penelec
-------

 Date       Bank                                         Amount
 ----       ----                                         ------

08/17/98    First Union National Bank                   1,300,000
08/26/98    Morgan Guaranty Trust Co.                  12,000,000
08/27/98    Morgan Guaranty Trust Co.                  16,700,000
08/28/98    Chase Manhattan Bank                       12,600,000
09/08/98    Chase Manhattan Bank                        5,400,000
09/08/98    Morgan Guaranty Trust Co.                  12,100,000
09/11/98    Morgan Guaranty Trust Co.                   7,000,000
09/17/98    Morgan Guaranty Trust Co.                  16,300,000
09/18/98    Banca Popolare di Milano                   11,700,000
09/18/98    Sumitomo Bank                               8,800,000
09/21/98    PNC Bank                                   15,400,000
09/22/98    Chase Manhattan Bank                       15,000,000
09/23/98    Bank of New York                           14,100,000
09/23/98    Sumitomo Bank                               2,500,000
09/24/98    Chase Manhattan Bank                        1,000,000
09/24/98    Chase Manhattan Bank                        3,800,000
09/24/98    Morgan Guaranty Trust Co.                  13,000,000
09/25/98    Mellon Bank                                16,200,000
09/25/98    Sumitomo Bank                              14,400,000
09/28/98    Morgan Guaranty Trust Co.                  15,400,000
09/29/98    Sumitomo Bank                              25,000,000
09/30/98    Sumitomo Bank                              12,700,000

            To summarize the above transactions, at September 30, 1998 the GPU Companies had outstanding unsecured promissory notes pursuant to informal bank lines of credit as follows:



            GPU                                  $70,100,000
            JCP&L                                 47,500,000
            Met-Ed                                76,200,000
            Penelec                               79,600,000

                                    SIGNATURE
           PURSUANT TO THE REQUIREMENTS OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY CAUSED THIS STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.
                                 GPU, INC.
                                 JERSEY CENTRAL POWER & LIGHT COMPANY
                                 METROPOLITAN EDISON COMPANY
                                 PENNSYLVANIA ELECTRIC COMPANY



                                 By: /s/ T. G. Howson
                                    -----------------
                                    T. G. Howson
                                    Vice President and Treasurer


Date: October 8, 1998